Exhibit 10.16

TransUnion Holding Company, Inc.

555 West Adams Street

Chicago, Illinois 60661

Attn: John Blenke

Dear John

We are writing to you in connection with TransUnion Holding Company Inc’s (together with its subsidiaries, “TransUnion”) proposed hiring of Mr Jim Peck as its Chief Executive Officer. We have held discussions regarding the hiring of Mr. Peck by TransUnion and you are aware that he is subject to an Employment Agreement between himself and Reed Elsevier Inc (together with its subsidiaries, the “Company”) dated October 31, 2011 (the “Employment Agreement”). Among other restrictions contained in the Employment Agreement is a non-competition provision. The Company has agreed to waive the non-compete provision to allow Mr Peck to accept the role of CEO of TransUnion subject to his entering into a separate letter agreement with the Company dated December 6, 2012. That letter agreement stipulates that as a further condition TransUnion would confirm its acknowledgement of certain obligations of Mr. Peck with the Company prior to the commencement of Mr Peck’s employment with TransUnion.

Accordingly, following discussions, TransUnion and the Company confirm the following:

1.	TransUnion acknowledges it is aware of the terms and conditions of the Employment Agreement and the December 6, 2012 letter agreement between Mr Peck and the Company (copies of each are attached and collectively, the “Agreements”). TransUnion further acknowledges that it understands Mr Peck is bound by numerous post-employment restrictions contained in the Agreements and hereby agrees that it will take no action to cause, seek to cause or otherwise entice Mr Peck to breach any of his obligations or duties owed to the Company (or any of its subsidiaries or affiliates) under the Agreements.

2.	Through December 31, 2013, TransUnion and the Company agree not to modify, change or terminate any agreement currently existing between them without the prior written consent of both the Chief Legal Officer of Reed Elsevier and the General Counsel of TransUnion provided however, (i) either party may take whatever action is permitted under the terms of a specific contractual agreement in response to an order from a court of competent jurisdiction or as may be lawfully required by a state or federal regulatory body; (ii) if there is an event of default or breach of any specific contractual agreement the non-defaulting/non-breaching party may pursue any remedies permitted under the terms of that agreement; (iii) provided it is in accordance with the terms of a contractual agreement between TransUnion or the Company, as the case may be, and a third-party, and provided further that, TransUnion or the Company, as the case may be, is simply acting as an intermediary reseller of that third party’s product or service under such agreement, should that third party lawfully require any modifications be made, then either of TransUnion or the Company, as the case may be, may make such required modifications and (iv) this clause will not apply to contractual arrangements that either TransUnion or the Company have with businesses that are acquired by either TransUnion or the Company, as the case may be, during 2013 or following the date of a divestiture of a business or company by either TransUnion or the Company.

Reed Elsevier Inc., 360 Park Avenue, New York, New York 10010

3.	TransUnion agrees to abide by the non-solicitation restrictions set forth in Section 11(c)(i) of the Employment Agreement and in addition further agrees that: (i) through December 31, 2014, TransUnion will not, without the prior written consent of Reed Elsevier’s Global Human Resources Director, hire any individual who was on the senior management team of LexisNexis Risk Solutions at any time during calendar year 2012 (the “senior management team” means those employees who reported directly to Mr Peck, or reported to any of Mr Peck’s direct reports); and (ii) through December 31, 2013, TransUnion will not without the prior written consent of Reed Elsevier’s Global Human Resources Director, hire any other individual who is employed by the Company (or any subsidiary or affiliate) at any time during calendar year 2012 provided, however, that with respect to this clause (ii) only the Company agrees not to unreasonably withhold consent and further agrees that in the event TransUnion unknowingly hires such an individual it will have 60 days to cure its breach of this provision by terminating such individual’s employment with it or obtaining the required consent.

Please sign below to signify your acceptance to all of the terms and conditions set forth in this letter agreement.

Very truly yours.

Reed Elsevier Inc

cc: Jim Peck

Accepted and agreed this 6th day of December 2012 by and on behalf of:

TransUnion Holding Company Inc

/s/ John W. Blenke

By:	John W. Blenke
Title:	Executive Vice President, Corporate General Counsel and Corporate Secretary

Reed Elsevier Inc., 360 Park Avenue, New York, New York 10010